Exhibit 10.1

March 5, 2018

Mr. Joseph Arezone

RE: Employment Agreement

Dear Mr. Arezone,

This letter agreement (“Letter Agreement”) sets forth the understanding between you and FARO Technologies, Inc. (the “Company”), regarding the termination of that certain Employment Agreement, entered into on April 27, 2016, by and between you and the Company (the “Employment Agreement”). Capitalized terms not otherwise defined in this Letter Agreement have the meaning set forth in the Employment Agreement.

1.
Termination of Employment Agreement. This Letter Agreement confirms that you and the Company agree that the Employment Agreement shall be terminated in its entirety effective as of March 5, 2018 (the “Transition Date”), when you will step down from your position as Chief Commercial Officer of the Company and assume the position of Senior Vice President, Corporate Strategy & Initiatives of the Company, and you and the Company agree that your employment subsequent to the Transition Date in your new position shall be at-will.

2.
Effect of Termination. Effective as of the Transition Date, neither you nor the Company shall have any liability or obligation to each other under the Employment Agreement. You acknowledge and agree that, effective as of the Transition Date, you will no longer be a participant under the FARO Technologies, Inc. Amended and Restated Change in Control Severance Policy (the “Policy”), and the Company shall have no further liability or obligation to you under the Policy.

3.
Releases. Effective as of the Transition Date, you, on your own behalf and on behalf of your agents, affiliates, successors, assigns, heirs, representatives, and attorneys, hereby irrevocably, fully and unconditionally release and forever discharge the Company and each of its past or present directors, officers, employees, attorneys, principals, agents, affiliates, successors, assigns, heirs, representatives, and insurers, from and against any and all present and future claims, counterclaims, demands, actions, suits, causes of action, damages, controversies and liabilities, including, without limitation, any costs, expenses, bills, penalties or attorneys’ fees, whether known or unknown, contingent or absolute, foreseen or unforeseen, and whether in law, equity or otherwise, that could have been asserted in any court or forum and relating in any way to any conduct, occurrence, activity, expenditure, promise or negotiation arising from or relating to the Employment Agreement or the Policy, including the performance thereof and further payment obligations of any kind in connection therewith. For the avoidance of doubt, you agree that the changes to your position, duties, responsibilities, compensation, work location and other terms and conditions of employment contemplated by this Letter Agreement do not constitute “Good Reason” as set forth in the Employment Agreement or the Policy.

4.
Governing Law. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to principles of conflict of laws. Executive agrees that the exclusive forum for any action to enforce this Letter Agreement, as well as any action relating to or arising out of this Letter Agreement, shall be the state or federal courts of the State of Florida. With respect to any such court action, Executive hereby (a) irrevocably submits to the personal jurisdiction of such courts; (b) consents to service of process; (c) consents to venue; and (d) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction,

FARO | 250 Technology Park, Lake Mary, FL 32746 | 800.736.0234 | 407.333.9911 | Fax: 407.333.4181 | www.faro.com

service of process, or venue. Both parties hereto further agree that the state and federal courts of the State of Florida are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.

5.	Severability. The invalidity or unenforceability of any provision of this Letter Agreement shall not affect the validity or enforceability of any other provision of this Letter Agreement.

6.	Amendments. This Letter Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

7.	Counterparts. This Letter Agreement may be executed in one or more counterparts (including by means of telecopied or .pdf signature pages), all of which shall be considered one and the same agreement.

8.
Entire Agreement. This Letter Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and, from and after the Transition Date, supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, including the Employment Agreement and the Policy. The parties hereto agree that this Letter Agreement shall not supersede the Patent & Confidentiality Agreement or the Non-Competition Addendum, both of which shall remain in full force and effect in accordance with their terms.

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FARO | 250 Technology Park, Lake Mary, FL 32746 | 800.736.0234 | 407.333.9911 | Fax: 407.333.4181 | www.faro.com

To indicate your agreement with the foregoing, please sign and return this Letter Agreement to me.

Sincerely,

/s/ Simon Raab

Simon Raab
President & CEO
FARO Technologies, Inc.

Accepted and Agreed:

/s/Joseph Arezone
Joseph Arezone

Date: March 5, 2018

FARO | 250 Technology Park, Lake Mary, FL 32746 | 800.736.0234 | 407.333.9911 | Fax: 407.333.4181 | www.faro.com